One East Main Street

Post Office Box 456

Smithtown, New York 11787-2823

direct dial: 631-360-9304

direct fax: 631-360-9380

PRESS RELEASE

Release Date: April 22, 2004

Contact: Ms. Judith Barber Corporate Secretary	News Contact:	Peter Hamilton Rubenstein Associates (work) 212-843-8015 (home) 631-928-8437 (cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES

FIRST QUARTER EARNINGS

EPS increase 9.09%

Deposits increase 34.90%; Loans increase 29.79%

Stock price up 64% this year

Smithtown, NY, April 22, 2004 - Smithtown Bancorp, the parent company of Bank of Smithtown, today announced that the company had earnings of $2,129,564 for the first quarter of 2004, or $.72 per share. These earnings per share reflect a 9.09% increase over the same period last year. During the first quarter of 2003, EPS increased by 6.24% over the first quarter of the prior year.

The company’s return on average equity over the last twelve months was 24.19%. This marks the 30th consecutive quarter that the company has posted returns on equity in excess of 20%. The average return on equity for the 444 banks in the United States with assets between $500 million and $1 billion is 12.56%. The company’s return on average assets for the last twelve months is 1.73%, which is also substantially above the national peer group average of 1.13%.

Assets passed the $600 million mark, finishing the quarter at $620.6 million. This figure reflects an annualized growth in assets of 39.31%.

Deposits and loans also continued to grow at a robust pace. During the first quarter, deposits grew by $42.0 million to $523.3 million, representing an annualized growth rate of

34.90%. Loans grew by $34.2 million to $493.9 million, representing an annualized growth rate of 29.79%.

Credit quality remained exceptionally strong with nonperforming loans at approximately $705,816, which represents 0.14% of the loan portfolio.

The company’s Chairman & CEO, Bradley E. Rock, commented: “We are pleased with our first quarter results. The exceptionally strong growth numbers are what we expected, and we believe that the growth in earnings per share is good, particularly in light of some increased costs that we are incurring this year.”

Mr. Rock elaborated: “Our company has experienced dramatic growth recently, and while that growth is a very favorable trend, it is causing us to incur expenses that we have not had to incur previously. We have increased costs relating to regulatory and accounting matters, branch development, increased needs for back office support people and space, and our recent move to NASDAQ.

“All of these expenses are a necessary part of our transition toward becoming a larger community bank. They will moderate our earnings growth during 2004. To some degree, these expenses may be offset by the noninterest income we will add once we complete our recently announced insurance acquisition. In any event, we believe that all of these expenditures represent an investment in an even brighter future for our company.”

The company’s stock is traded under the symbol “SMTB.” At the beginning of the year the shares traded at $43.35 per share. At Tuesday’s close, the shares were at $71.00, representing an increase in value of 64% so far this year. On April 7, 2004, the board of directors declared a 2-for-stock split for all shareholders of record as of April 23, 2004. The split will be effective on May 7, 2004. It was the third 2-for-1 stock split declared by the company in the last four years, and the fourth in the last six years. Over the last ten years, the company’s stock price has risen by more than 2,000%, or at a compound annual growth rate of approximately 36%. In September 2003, USA Today named Smithtown Bancorp among its top ten “aggressive” stock picks in the nation. At various times in recent years, U.S. Banker and SNL Securities have ranked Bank of Smithtown the #1 community bank its size in the country.

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation

Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SMITHTOWN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2004	2003
Interest Income
Interest on loans	$7,754	$6,209
Interest on balances due from banks	—	—
Interest on federal funds sold	49	24
Interest and dividends on investment securities:
Taxable:
Obligations of U.S. government agencies	154	93
Mortgage – backed securities	86	187
Other securities	79	126
Subtotal
Exempt from federal income taxes
Obligations of state & political subdivisions	191	248
Other interest income	21	29

Total interest income	8,334	6,916

Interest Expense
Money market accounts (including savings)	610	477
Time deposits $100,000 and over	496	376
Other time deposits	884	637
Other borrowings	489	356

Total interest expense	2,479	1,846

Net interest income	5,855	5,070
Provision for loan losses	—	80

Net interest income after provision for loan losses	5,855	4,990

Other Non – Interest Income
Trust department income	110	101
Service charges on deposit accounts	426	455
Other income	388	382
Net gain (loss) on sales of investment securities	94	10

Total other non – interest income	1,018	948

Other Operating Expenses
Salaries	1,776	1,183
Pension and other employee benefits	335	333
Net occupancy expense of bank premises	414	377
Furniture and equipment expense	284	249
Other operating expense	721	685

Total other operating expense	3,530	2,827

Income before income taxes	3,343	3,111
Provision for income taxes	1,213	1,122

Net Income	$2,130	$1,989

Earnings per share
Net income	$0.72	$0.66
Cash dividends declared	$0.10	$0.09
Weighted average shares outstanding	2,970,949	3,034,488

SMITHTOWN BANCORP

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2004	2003
Assets
Cash and due from banks	$11,793	$11,018
Federal funds sold	35,583	18,229
Investment securities:
Investment securities held to maturity
Mortgage – backed securities	255	495
Obligations of state and political subdivisions	1,625	2,421

Total investment securities held to maturity	1,880	2,916

(Estimated fair value $1,963,566 in 2004 and $3,063,084 in 2003)
Investment securities available for sale
Obligations of U.S. government agencies	16,243	11,120
Mortgage – backed securities	7,206	13,661
Oligations of state and political subdivisions	17,418	18,675
Other securities	4,341	7,375

Total investment securities available for sale (at estimated fair value)	45,208	50,831

Total investment securities	47,088	53,747

Restricted securities	2,712	2,234

Loans	493,901	363,641
Less: unearned discount	37	99
reserve for possible loan losses	4,763	4,008

Loans, net	489,101	359,534
Bank premises and equipment	10,340	9,364

Other assets
Cash surrender value – bank owned life insurance	16,439	11,013
Other	7,569	7,054

Total Assets	$620,625	$472,193

Liabilities
Deposits:
Demand (non-interest bearing)	$85,547	$73,309
Money market	172,432	140,402
NOW	42,803	28,095
Savings	50,318	45,983
Time	172,233	108,589

Total deposits	523,333	396,378
Dividend payable	297	272
Other borrowings	42,000	38,000
Subordinated debt	11,000	—
Other liabilities	2,984	2,519

Total liabilities	579,614	437,169

Stockholders’ Equity
Common Stock – $1.25 par value (7,000,000shares authorized;3,583,640 shares issued)	4,480	4,480
Retained earnings	45,488	37,358
Accumulated other comprehensive income	591	758
Total	50,559	42,596
Less: treasury stock (612,691and 560,230 shares at cost)	9,548	7,572

Total stockholders’ equity	41,011	35,024

Total liabilities and stockholders’ equity	$620,625	$472,193